EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

     Set forth below is a direct subsidiary of the Company as of April 1, 2005. All of the voting securities of this subsidiary are owned by the Company.

Subsidiaries

     J. C. Penney Corporation, Inc. (Delaware)

     Separate financial statements are filed for J. C. Penney Funding Corporation, which is a consolidated subsidiary, in a separate Annual Report on Form 10-K.

     The names of other subsidiaries have been omitted because these unnamed subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.